Exhibit 99.1

Vertro, Inc.	Press Release
Vertro Contact
Alex Vlasto
alex.vlasto@vertro.com
(646) 253-0627

Vertro, Inc. Announces Preliminary Results for Third Quarter 2009; Company to Report Full Third Quarter Results on November 11 2009

NEW YORK, NY – November 3, 2009 – Vertro, Inc. (NASDAQ:VTRO), today announced the following estimated financial results for continued operations for the quarter ended September 30, 2009:

-	Expected revenue of $7.4 million in Q3 2009, an increase of approximately 23% compared to revenue of $6.0 million reported for Q2 2009;

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Expected GAAP net loss from continuing operations of $2.3 million or $(0.06) per basic share in Q3 2009, compared to GAAP net loss from continuing operations of $3.9 million or $(0.11) per basic share in Q2 2009;

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Total expected operating expenses of $8.6 million in Q3 2009 compared to $9.0 million in Q2 2009. The expected operating expenses in Q3 2009 include an estimated $6.0 million in advertising spend and $0.2 million of non-cash compensation expense. The operating expenses in Q2 2009 included $5.8 million in advertising spend, $0.2 million of non-cash compensation expense and accelerated recognition of $0.6 million of unamortized loan expense relating to our line of credit with Bridge Bank, N.A.;

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Expected cash and cash equivalents of $6.3 million at September 30, 2009, a decrease of approximately $2.0 million from June 30, 2009 cash of $8.3 million. The decrease was primarily a result of the net loss in the quarter.

“We are encouraged to report strong estimated revenue growth and reduced estimated net loss from continuing operations despite the continued challenges to the broader economy,” commented Peter Corrao, Vertro’s President and Chief Executive Officer. “We believe our estimated third quarter results validate our growth strategy and our forecast of returning the business to EBITDA profitability in the fourth quarter of 2009.”

Management will release its full third quarter 2009 financial results on Wednesday November 11, 2009 after the market close. Details for interested parties are as follows:

Date: Wednesday, November 11, 2009
Time: 5:00 p.m. ET
Dial-in number: 888-364-3111 / 719-325-2455 (Intl.)
Live webcast: http://ir.vertro.com/events.cfm
Conference call replay: http://ir.vertro.com/events.cfm

The estimated results released today are subject to the completion of the review of Company's quarterly financial statements by its independent accountants. Vertro has not historically issued preliminary financial results, however in light of the expected disparity between the Company's third quarter 2009 results and its first and second quarter 2009 financial results, the Company believes that providing these preliminary financial results is in the best interest of its shareholders. The Company does not intend to make this a practice in future periods.

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About Vertro, Inc.
Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-E

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q2 2009.